June 21, 2019

Re: Update on Sale Process and Trading

Dear Members:

After several months of exploring a strategic sale of our facility, the Board of Directors has decided that we will no longer be actively pursuing a sale with the assistance of our financial advisor, Ascendant Partners, Inc. Going forward, we will continue to focus on efficient business operations and strategies to best position Cardinal Ethanol, LLC ("Cardinal") for long term success.

Our primary goals for Cardinal remain paying distributions to investors, investing prudently in our facility in order to maintain our position as an industry leader, completing repairs to our DDGS silo and maintaining our dedicated team of employees. Of course, we will remain open to and will continue to evaluate strategic opportunities for Cardinal.

As you know the industry is currently facing challenging market conditions. Weather and crop conditions, a burdensome supply and demand picture, and trade tensions, will play a role in many of the decisions going forward. However, we believe that Cardinal is positioned to survive these and other challenges because of process efficiencies implemented over the years.

We have also determined that it is in the best interest of our Members and Cardinal to resume trading through the FNC Ag Stock LLC trading service effective July 1, 2019. Thank you for your patience during the suspension of our trading service while we evaluated the options available to Cardinal.

If you have additional questions, please contact Jeff Painter at (765) 964-3137 and he will do his best to answer your questions.

Sincerely,

The Board of Directors

1554 N. 600 E, Union City, IN 47390; Phone: (765)964-3137; Fax: (765)964-3349